Exhibit 99.1

Horsehead Completes New Hedging Transactions

PITTSBURGH--(BUSINESS WIRE)--June 29, 2011--Horsehead Holding Corp. (Nasdaq:ZINC), a leading U.S. producer of specialty zinc and zinc-based products, has completed new hedging transactions designed to protect the Company from large price fluctuations during the period of its planned construction of a new zinc plant.

The new hedges are structured as a “cashless collar,” which will provide Horsehead a minimum zinc price of $0.85/lb and a maximum zinc price of $1.20/lb for no cash out of pocket. These hedges cover approximately 8,800 tons per month, which makes up approximately 75% of the Company’s expected shipments for the period of January 2012 through June 2013. These hedges have been put in place to help support the Company’s liquidity needs during the construction of the previously announced state-of-the-art, sustainable zinc plant and to help support the Company’s growth objectives.

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust, and The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,100 people and has seven facilities throughout the U.S. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual outcomes could differ materially due to various factors, including the effectiveness of the Company’s new hedging transactions, the ability of the Company to successfully pursue the construction of its previously announced new zinc plant and its growth objectives, and the impact of those efforts on its business, financial condition and operating results, as well as those risk factors set forth from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. You should carefully consider these factors and the risk factors and other information in our filings with the Securities and Exchange Commission for a description of risks that could, among other things, cause actual outcomes to differ from these forward-looking statements.

CONTACT:
Horsehead Holding Corp.
Ali Alavi, Vice President, 724-773-2212